UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: October 13, 2015

(Date of earliest event reported)

Turtle Beach Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Summit Lake Drive, Suite 100

Valhalla, New York 10595

(Address of principal executive offices)

914-345-2255

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On October 13, 2015, Turtle Beach Corporation (the “Company”) entered into a Master Services Agreement (the “Agreement”) with Hon Hai Precision Industry Co. Ltd. (hereinafter “Foxconn”), pursuant to which Foxconn will manufacture certain products for the Company (the “Products”) and perform certain services (the “Services”) in connection therewith. The term of the Agreement will continue for a period of three (3) years (the “Initial Term”), unless earlier terminated in accordance with the terms of thereof. The Agreement will automatically renew for an extended term of one (1) year at the expiration of the Initial Term or any extension thereof, unless either Foxconn or the Company provides written notice of non-renewal at least one hundred and eighty (180) calendar days prior to such expiration.

The Agreement provides that the type, quantity and price of the Products and Services will be in conformity with the general purchasing terms set forth in the Agreement and the related purchase orders. Foxconn is required to manufacture the Products only for the Company, and is prohibited from providing any Product to any other person or entity without the Company’s prior written consent. All Products manufactured under the Agreement for sale as FDA-regulated medical devices for HyperSound hearing solutions are required to comply with a separate quality agreement titled “Quality Agreement Between Turtle Beach Corporation and Hon Hai Precision Industry Co. Ltd. For HyperSound FDA Products,” the term of which is coextensive with the term of the Agreement. The Quality Agreement is intended to ensure that the Products will be in substantial compliance with applicable legal and regulatory requirements.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2015	TURTLE BEACH CORPORATION

	By:	/s/ John Hanson
John Hanson
Chief Financial Officer